Exhibit 10.52

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of February 4, 2010 (the “Effective Date”) by and between SEQUENOM, INC., a Delaware corporation (“Sequenom”), having a place of business at 3595 John Hopkins Court, San Diego, California 92121, and OPTHERION, INC., a Delaware corporation (“Optherion”), having a place of business at 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511.

RECITALS

WHEREAS, Optherion has developed certain expertise and acquired proprietary rights related to Licensed Products (as defined below);

WHEREAS, Sequenom is engaged in the research, development and commercialization of products related to diagnostic testing and genetic analysis; and

WHEREAS, Optherion desires to grant, and Sequenom desires to accept, a license to Sequenom with regard to Licensed Products on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions

1.1 “Affiliate” shall mean any entity controlled by, controlling, or under common control with a party hereto. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a party shall mean the possession, directly or indirectly, of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or the power otherwise to govern the financial and the operating policies or to appoint the management of such entity.

1.2 “[…***…] Licensed Product” shall mean any product or part thereof or service in the Field (as defined in the […***…] Agreement), the manufacture, use or sale of which would infringe any one of the issued, unexpired claim(s) or any one of the pending claim(s) contained in the […***…] Patents in any country.

1.3 “[…***…] Patents” shall mean the patent rights listed on Schedule 1 attached hereto.

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1.4 “[…***…] Licensed Product” shall mean any product, process or method the composition of matter, manufacture, use or sale of which is covered by a Valid Claim of the […***…] Patents; provided, however, that if and to the extent Optherion’s license with respect to the Secondary Licensed Product (as defined in the […***…] Agreement) under the […***…] Agreement terminates as provided in Section 4.1 of the […***…] Agreement, “[…***…] Licensed Product” shall not include such Secondary Licensed Product. For purposes of the definition of […***…] Licensed Product, “Valid Claim” shall mean (i) an issued claim of an unexpired patent that has not been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) a claim of a patent application which has not been pending for more than six (6) years from the earlier of (A) the date of the first substantive office action for claims filed in the United States or (B) from the date of the first regional or national phase Examiner’s report for claims was filed outside of the United States and, in the case of (A) and (B), there have been reasonable efforts to advance to issuance of a patent prior to the final deadlines prescribed by the relevant patent offices. For the avoidance of doubt, for the purposes of the definition “Valid Claim” used in this definition of […***…] Licensed Product, “substantive office action” or “Examiner’s report” means any communication from an applicable patent office that examines the patentability of a claim and does not include (i) any and all correspondence received during the PCT stage, including but not limited to the international search report, (ii) general correspondence from a patent office, i.e. correspondence where the patentability of a claim is not examined on its merits, and/or (iii) an office action or Examiner’s report that is solely a restriction requirement or a notification of lack of unity of invention.

1.5 “[…***…] Patents” shall mean the patent rights listed on Schedule 2 attached hereto.

1.6 “Calendar Quarter” shall mean each respective period of three consecutive months ending on March 31, June 30, September 30 and December 31.

1.7 “Calendar Year” shall mean a Calendar Year, beginning on January 1 and ending on December 31.

1.8 “[…***…] Licensed Product” shall mean any product, process or service or part thereof the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which is Covered By a Valid Claim in the […***…] Patents in any country worldwide. For purposes of this definition of […***…] Licensed Product, (a) “Covered By” shall mean (i) infringes, in the case of a claim in an issued patent, or (ii) would infringe the claim if it existed in an issued patent, in the case of a claim in a pending application; and (b) “Valid Claim” shall mean (i) a claim of an issued unexpired patent that has not been withdrawn, canceled or disclaimed and which has not been held unpatentable, invalid or unenforceable by an unappealed or unappealable decision by a court or agency of competent jurisdiction, or (ii) a claim of a patent application in the […***…] Patents for which there has been reasonable consistent activity to advance to issuance of a patent.

1.9 “[…***…] Patents” shall mean the patent rights listed on Schedule 3 attached hereto.

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1.10 “[…***…] Licensed Product” shall mean (a) any process that would, absent the sublicense granted herein under the […***…] Agreement, infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the […***…] Patents in any country; and/or (b) any product or part thereof in the Field (as defined in the […***…] Agreement), (i) the manufacture, use, import, or sale of which would infringe, absent the sublicense granted herein under the […***…] Agreement, any one of the issued, unexpired claim(s) or any one of the pending claim(s) contained in the […***…] Patents in any country, (ii) the manufacture or use of which uses a process described in Section 1.10(a) above, or (iii) is a process described in Section 1.10(a) above. For purposes of this Section 1.10, a claim of any issued, unexpired […***…] Patent shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

1.11 “[…***…] Patents” shall mean the patent rights listed on Schedule 4 attached hereto.

1.12 “[…***…] Licensed Product” shall mean (a) any process that would, absent the sublicense granted herein under the […***…] Agreement, infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the […***…] Patents in any country; and/or (b) any product or part thereof in the Field (as defined in the […***…] Agreement), (i) the manufacture, use, import, or sale of which would infringe, absent the sublicense granted herein under the […***…] Agreement, any one of the issued, unexpired claim(s) or any one of the pending claim(s) contained in the […***…] Patents in any country, (ii) the manufacture or use of which uses a process described in Section 1.12(a) above, or (iii) is a process described in Section 1.12(a) above. For purposes of this Section 1.12, a claim of any issued, unexpired […***…] Patent shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

1.13 “[…***…] Patents” shall mean the patent rights listed on Schedule 5 attached hereto.

1.14 “CLIA” shall mean the Clinical Laboratory Improvement Amendments of 1988, as amended now and in the future.

1.15 “[…***…]” shall mean the […***…].

1.16 “Commercially Reasonable Efforts” (i) shall mean those efforts consistent with the exercise of customary scientific and business practices as applied in the diagnostic testing and genetic analysis industries in a particular jurisdiction for development and commercialization activities conducted with respect to other products of similar potential and market size in such jurisdiction, or (ii) shall have the meaning set forth below for purposes of the Licensed Product under the applicable In-License Agreement:

(a) for purposes of […***…] Licensed Products and […***…] Licensed Products, “Commercially Reasonable Efforts” shall mean reasonably diligent efforts and resources consistent with practices commonly used in […***…]

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(b) for purposes of […***…] Licensed Products, “Commercially Reasonable Efforts” shall mean commercially reasonable best efforts consistent with sound and reasonable business practice and judgment;

(c) for purposes of […***…] Licensed Products, “Commercially Reasonable Efforts” shall mean commercially reasonable efforts; and

(d) for purposes of […***…] Licensed Products, “Commercially Reasonable Efforts” shall mean reasonable commercial efforts.

1.17 “Companion Diagnostic” shall have the meaning provided in Section 3.3(b).

1.18 “Companion Diagnostic Notice” shall have the meaning provided in Section 3.3(b).

1.19 “[…***…]” shall mean […***…].

1.20 “Confidential Information” shall have the meaning provided in Section 8.1.

1.21 “Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise, but without taking into account any rights granted under the terms of this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.22 “[…***…]” shall mean […***…].

1.23 “FDA” shall mean the U.S. Food and Drug Administration and any successor thereto.

1.24 “Field” shall mean any and all diagnostic (which includes prognostic) uses for research, laboratory developed tests or in vitro diagnostic tests markets, for use with any and all types of technology platforms. For the avoidance of doubt, the “Field” excludes all therapeutic uses and, in the case of any […***…] Licensed Product, also excludes any and all fields, uses and applications of protein components of the human complement system and activation fragments thereof in blood plasma.

1.25 “First Commercial Sale” shall mean, with respect to a Licensed Product, the first sale by Sequenom, a Sequenom Affiliate or their respective sublicensee for end use or consumption of such Licensed Product in a country in accordance with all applicable laws, rules and regulations.

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1.26 “GAAP” shall mean generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that a party use IFRS.

1.27 “Information” shall mean all tangible and intangible techniques, technology, practices, trade secrets, information, ideas, inventions (whether patentable or not), discoveries, concepts, practices, procedures, processes, methods, methodologies, designs, knowledge, know-how, trade secrets, skill, experience, materials, designs, drawings, computer programs, documents, apparatus, clinical and regulatory strategies, regulatory documentation, information and submissions pertaining to, or made in association with, regulatory filings, results and data, including clinical data, analytical and quality control data, manufacturing data and descriptions, patent data, market data, financial data or descriptions, in written, electronic or other form, now known or hereafter developed.

1.28 “In-License Agreement” means any of the […***…] Agreement, […***…] Agreement, […***…] Agreement, […***…] Agreement or […***…] Agreement.

1.29 “Licensed Product” shall mean any of the […***…] Licensed Product, […***…] Licensed Product, […***…] Licensed Product, […***…] Licensed Product, and/or […***…] Licensed Product.

1.30 “[…***…]” shall have the meaning provided in […***…].

1.31 “Losses” shall have the meaning provided in Section 10.1.

1.32 “[…***…]” shall mean […***…].

1.33 “[…***…]” shall mean […***…].

1.34 “Net Sales” shall mean the gross invoice price of any and all Licensed Products sold by Sequenom, Sequenom Affiliates and their respective sublicensees and included in reported net sales under GAAP to independent Third Parties, after deducting the following sales allowances and expenses directly related to gross sales of the Licensed Product under GAAP, if not previously deducted, from the amount invoiced: (a) trade, contractual, quantity and/or cash discounts, allowances or rebates, in each case to the extent reasonable and customary; (b) amounts actually paid for Third Party transportation, insurance, handling or shipping charges to purchasers, but solely to the extent not invoiced to or collected from a Third Party; and (c) any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or government charge, but excluding any income tax) levied on the sale, transportation or delivery of any Licensed Product. Sequenom shall make periodic adjustments of the amounts described to its initial accruals of such amounts applied in a prior Calendar Quarter to reflect amounts actually incurred or taken by Sequenom or Sequenom Affiliates; provided, however, that Sequenom and Sequenom Affiliates shall use the same accrual that it uses for its own financial accounting purposes, and that it shall account for reserves and allowances for Licensed Products in a manner consistent with its methods for establishing reserves and allowances for other similar diagnostic products.

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1.35 “Optherion Affiliate” shall mean (a) any entity that is an Affiliate of Optherion as of the Effective Date and is listed on Schedule 13, and (b) any entity that becomes an Affiliate of Optherion after the Effective Date and that Optherion adds to Schedule 13 by written notice to Sequenom (which notice shall contain the written agreement from such Affiliate that it agrees to be an “Optherion Affiliate” hereunder), in either case only so long as such entity is an Affiliate of Optherion.

1.36 “Optherion Indemnitee” shall have the meaning provided in Section 10.2.

1.37 “Optherion Know-How” shall mean non-Patent Information, other than financial information, not included in the Optherion Patents that Optherion or any Optherion Affiliate Controls on the Effective Date or during the Term, which Information is necessary or useful to practice, develop, make, have made, use, offer for sale, sell, import and export a Licensed Product in the Field […***…]. For clarification, the Optherion Know-How includes all Information in the Field under which Optherion has been granted rights pursuant to the In-License Agreements.

1.38 “Optherion Patents” shall mean, collectively, (a) the […***…] Patents, (b) the […***…] Patents, (c) the […***…] Patents, (d) the […***…] Patents, and (e) the […***…] Patents. For clarification, the Optherion Patents include all Patents in the Field under which Optherion has been granted rights pursuant to the In-License Agreements, other than those with respect to which Optherion has specifically terminated its rights (and has notified Sequenom in writing of such termination) prior to the Effective Date (which terminated Patents are not included in Schedules 1 thru 5 hereto).

1.39 “Optherion Technology” shall mean the Optherion Patents and the Optherion Know-How.

1.40 “Optherion Therapeutic Product” shall have the meaning provided in Section 3.3(a).

1.41 “Patents” shall mean (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, together with (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing and any other patents and patent applications claiming priority back to any of the foregoing.

1.42 “[…***…]” shall mean […***…].

1.43 “[…***…]” shall mean […***…].

1.44 “Royalty Allocation” shall have the meaning provided in Section 4.3.

1.45 “Royalty Floor” shall have the meaning provided in Section 4.5(a).

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1.46 “[…***…] Plan” shall have the meaning provided in Section 3.3(a).

1.47 “Sequenom Affiliate” shall mean (a) any entity that is an Affiliate of Sequenom as of the Effective Date and is listed on Schedule 14, and (b) any entity that becomes an Affiliate of Sequenom after the Effective Date and that Sequenom adds to Schedule 14 by written notice to Optherion (which notice shall contain the written agreement from such Affiliate that it agrees to be a “Sequenom Affiliate” hereunder), in either case only so long as such entity is an Affiliate of Sequenom.

1.48 “Sequenom Assay Patents” shall have the meaning provided in Section 3.3(b)(iii).

1.49 “Sequenom Companion Diagnostic Blocking Patents” shall have the meaning provided in Section 3.3(b)(ii).

1.50 “Sequenom Indemnitee” shall have the meaning provided in Section 10.1.

1.51 “Sequenom Licensed Product Blocking Patents” shall have the meaning provided in Section 9.3(d)(i).

1.52 “Sequenom Technology Patents” shall have the meaning provided in Section 9.3(d)(ii).

1.53 “Term” shall have the meaning provided in Section 9.1.

1.54 “Third Party” shall mean any entity other than Optherion or Sequenom or an Affiliate of Optherion or Sequenom.

1.55 “Third Party License” shall have the meaning provided in Section 4.5(a).

1.56 “[…***…]” shall mean the […***…].

1.57 “[…***…] Agreement” shall mean that certain Exclusive License Agreement, dated […***…], among Optherion, […***…].

1.58 “[…***…]” shall mean the […***…].

1.59 “[…***…] Agreement” shall mean that certain Exclusive License Agreement, dated […***…], between Optherion and […***…].

1.60 “[…***…] Agreement” shall mean that certain License Agreement, dated […***…], between Optherion and […***…], with […***…] executing on behalf of itself and […***…], as amended on […***…].

1.61 “[…***…] Agreement” shall mean that certain Exclusive License Agreement, dated […***…], among Optherion, […***…], as amended on […***…].

1.62 “United States” means the fifty states comprising the United States of America, including its territories and possessions and the District of Columbia.

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1.63 “[…***…]” shall mean the […***…].

1.64 “[…***…]” Agreement” shall mean that certain Exclusive License Agreement, dated […***…], between Optherion and […***…], as amended on […***…].

1.65 “Upstream Licensor” shall mean each of […***…].

1.66 “U.S. Sale Date” shall have the meaning provided in Section 4.1(a).

1.67 “Valid Claim” shall mean:

(a) with respect to Optherion Patents, except as otherwise expressly provided in the definitions of […***…] Licensed Product and […***…] Licensed Product, (i) a claim of an unexpired and issued patent included in the Optherion Patents which has not been withdrawn, disclaimed, cancelled or superseded (or if cancelled or superseded, has been reinstated) or been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country in a decision which is unappealable or not appealed; or (ii) a claim of a pending application included in the Optherion Patents; and

(b) with respect to Patents Controlled by Sequenom or a Sequenom Affiliate, as used in Section 3.3(b) or 9.3(d), (i) a claim of an unexpired and issued patent included in such Patents which has not been withdrawn, disclaimed, cancelled or superseded (or if cancelled or superseded, has been reinstated) or been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country in a decision which is unappealable or not appealed; or (ii) a claim of a pending application included in such Patents.

1.68 “[…***…]” shall mean […***…].

2. Grant of Rights

2.1 Grant of Rights to Sequenom. Subject to the terms and conditions of this Agreement, including Section 2.3, Optherion hereby grants to Sequenom and Sequenom Affiliates an exclusive (even as to Optherion and its Affiliates), worldwide, royalty-bearing license and sublicense, with the right to sublicense in accordance with Section 2.2, under the Optherion Technology: (a) except with respect to the sublicense granted under the […***…] Agreement and the sublicense granted under the […***…] Agreement, to make, have made, use, sell, have sold and import Licensed Products in the Field; (b) with respect to the sublicense granted under the […***…] Agreement, to make, have made, use and sell Licensed Products in the Field; and (c) with respect to the sublicense granted under the […***…] Agreement, to research, develop, use, have used, make, have made, import or have imported, export or have exported, offer for sale or have offered for sale, and/or sell or have sold Licensed Products in the Field. Subject to the terms and conditions of this Agreement (including Section 2.4, Section 3.3 and Section 8), the license and sublicense granted under this Section 2.1 shall include the right to use the Optherion Know-How for making regulatory filings for, or and marketing of, Licensed Products in the Field, it being understood that, subject to the terms of this Agreement, Sequenom shall have the exclusive right of access and right of reference to, and the exclusive right to use and incorporate, all such Optherion Know-How in Sequenom’s applications for regulatory approvals of Licensed Products in the Field. Within 21 days after the Effective Date, Optherion shall provide to Sequenom in electronic format all Optherion Technology existing as of the Effective Date listed on Schedule 15 attached hereto, and from time to time thereafter during the Term, upon specific detailed written request from Sequenom, Optherion shall use commercially reasonable efforts to disclose to Sequenom all Optherion Technology not previously disclosed to Sequenom, in each case at Sequenom’s expense with Sequenom’s prior written authorization, in order to allow Sequenom to exercise fully the licenses and sublicenses granted to Sequenom under this Section 2.1.

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2.2 Sublicensing. Subject to the other provisions of this Agreement, including, without limitation, Section 2.3, Sequenom (or a Sequenom Affiliate) shall have the right to sublicense (with the right to further sublicense) the rights granted to it under Section 2.1 without approval of Optherion or any Upstream Licensor in connection with the development or commercialization of a Licensed Product in any country or territory […***…] in the event that Sequenom reasonably believes that Sequenom does not have an adequate presence to satisfy regulatory and legal requirements to develop and commercialize a Licensed Product on its own in such country. Sequenom will ensure that each sublicense by Sequenom of rights granted to it under Section 2.1 includes obligations and restrictions on the sublicensee at least as restrictive as the obligations imposed on Sequenom under this Agreement, excluding any economic term, which may be freely negotiated between Sequenom and the sublicensee. Within 20 days after execution or receipt thereof, as applicable, Sequenom shall provide Optherion with a full and complete copy of each sublicense agreement regarding the sublicense of rights granted under Section 2.1, provided that Sequenom may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement or any applicable In-License Agreement. For clarification, all obligations and restrictions with respect to sublicenses granted by Sequenom pursuant to this Section 2.2 shall apply to further sublicenses granted by sublicensees of Sequenom and Sequenom Affiliates. Sequenom shall be liable to Optherion hereunder for acts or omissions by its sublicensees that constitute a material breach of this Agreement.

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2.3 In-License Agreement. Sequenom acknowledges that it has received a copy of each In-License Agreement and that certain of the rights granted by Optherion to Sequenom under this Agreement are subject to the applicable terms and conditions and further limitations of each In-License Agreement, including, without limitation, Articles 2, 4.5, 7, 8, 9, 10 and 15 of the […***…] Agreement (which provisions shall be binding upon Sequenom, Sequenom Affiliates and their respective sublicensees as if they were parties to the […***…] Agreement) and Sections 3.3, 3.6, 3.7, 3.8, 3.9, 4.1, 4.5, 5.9, 5.10, 8, 9.2, 11 and 12.2 of the […***…] Agreement, and Section 8.2 of the […***…] Agreement, all of which Sequenom agrees to comply with to the same extent that Optherion is bound thereby. […***…]. Additionally, Sequenom agrees to comply directly with the obligations set forth in the In-License Agreements that relate to the Field and arise as a direct result of or relate to the activities of Sequenom, Sequenom Affiliates and/or their respective sublicensees under this Agreement, and Optherion shall comply directly with any obligations of Optherion set forth in the In-License Agreements other than those to be complied with directly by Sequenom as expressly set forth in this Agreement. […***…]. In the event of any default or breach by Optherion under the applicable In-License Agreement that is reasonably likely to materially and adversely affect Sequenom’s rights under this Agreement (including any default or breach of an obligation to make payment to any Upstream Licensor), Optherion shall immediately notify Sequenom thereof. In the event of any such default or breach under an In-License Agreement, if Optherion has not confirmed to Sequenom in writing that Optherion has cured such default or breach no later than 10 days prior to the expiration of the cure period under the applicable In-License Agreement, Sequenom shall have the right, but not the obligation, to take such actions as reasonably necessary or appropriate to cure such default or breach, and Optherion shall promptly reimburse Sequenom for Sequenom’s reasonable out-of-pocket expenses, and any payments made by Sequenom to the applicable Upstream Licensor, in connection therewith; provided that Optherion shall not be required to pay to Sequenom an amount in excess of the amount that Optherion would have paid had it cured the breach directly. Optherion shall not amend, modify or supplement any In-License Agreement with respect to the Field or any other terms that would otherwise affect the rights and/or obligations of Sequenom under this Agreement without the prior written consent of Sequenom, such consent not to be unreasonably withheld or delayed. Any amendment to any of the In-License Agreements made in accordance with this Agreement shall be deemed to be included as part of such In-License Agreement for all purposes of this Agreement. To the extent of Sequenom’s interests under this Agreement, Optherion shall not exercise any right under the In-License Agreements except consistent with the terms hereof without the prior written consent of Sequenom, such consent not to be unreasonably withheld or delayed. Optherion further agrees, at Sequenom’s expense, to take all lawful steps reasonably necessary or requested by Sequenom to permit Sequenom to exercise and enforce Optherion’s rights under the In-License Agreements to the extent of Sequenom’s interests under this Agreement. In the event of termination of any In-License Agreement, Sequenom may convert the sublicense granted under Section 2.1 with respect to such In-License Agreement into a direct license from the Upstream Licensor, subject to the terms and conditions of the applicable In-License Agreement.

2.4 Retained Rights; No Implied Licenses. Optherion reserves and retains (a) all rights to the Optherion Technology for all uses outside the Field, (b) the right to use the Optherion Technology to the extent necessary or desirable for Optherion’s and/or Optherion Affiliate(s)’ and/or their respective sublicensee(s)’ internal research and development regarding Optherion’s and/or Optherion Affiliate(s)’ and/or their respective sublicensee(s)’ related therapeutic products, and (c) as set forth in Section 3.3(b)(i) below. Sequenom acknowledges that (a) certain of the rights to Optherion Know-How licensed to Optherion under the […***…] Agreement and the […***…] Agreement are licensed to Optherion on a non-exclusive basis, and (b) the rights granted to Sequenom pursuant to the In-License Agreements remain subject to various reservations of rights by or on behalf of the Upstream Licensor, including with respect to non-commercial research and educational purposes and the United States government pursuant to 35 U.S.C. §200, et seq. in accordance with the terms and conditions of the applicable In-License Agreement and applicable law. Additionally, Sequenom acknowledges and agrees that the licenses granted to Optherion pursuant to the […***…] Agreement are non-exclusive grants. No right or license under any Patents or Information of either party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

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3. Development and Commercialization of Licensed Products

3.1 Development and Commercialization Responsibilities Generally. Sequenom (itself or together with Sequenom Affiliates and their respective sublicensees) shall control, and be solely responsible for, at its own expense, the development (including all preclinical and clinical trials), manufacture, registration, marketing and commercialization of Licensed Products in the Field. Without limiting the foregoing, upon written request Optherion shall provide Sequenom with reasonable assistance in obtaining any clinical samples necessary for the development and commercialization of Licensed Products in the Field, at Sequenom’s expense. Sequenom has separately provided to Optherion on the Effective Date a preliminary development plan for the initial Licensed Product in the Field to be developed by Sequenom, which plan may be updated by Sequenom from time to time if Sequenom believes, in its good faith judgment, that changes are needed in order to improve Sequenom’s ability to develop and commercialize Licensed Products in the Field. Sequenom shall provide an updated copy of such plan to Optherion on […***…] and thereafter […***…] during the Term; provided that such obligation shall terminate when Optherion is no longer obligated to provide such plan under any In-License Agreement.

3.2 Commercially Reasonable Efforts; In-License Agreements. Subject to Section 9.2(d)(ii) below, Sequenom (itself or together with Sequenom Affiliates and their respective sublicensees) shall use Commercially Reasonable Efforts to develop, produce, manufacture, market and sell Licensed Products, including each of an […***…] Licensed Product, […***…] Licensed Product, […***…] Licensed Product, […***…] Licensed Product and […***…] Licensed Product, in the Field (in the case of an […***…] Licensed Product as soon as possible and, after bringing such […***…] Licensed Product to market, to continue active, diligent, marketing efforts for the […***…] Licensed Product throughout the term of this Agreement). In particular and without limitation of Sequenom’s obligation to use such Commercially Reasonable Efforts, Sequenom shall achieve the following milestone targets with respect to a Licensed Product (it being understood and agreed that, subject to Section 9.2(d)(ii) below, such Licensed Product shall include each of an […***…] Licensed Product, a […***…] Licensed Product, a […***…] Licensed Product, a […***…] Licensed Product and a […***…] Licensed Product):

(a) […***…];

(b) […***…];

(c) […***…]; and

(d) […***…];

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provided, however, that, with respect to the milestone targets set forth in Section 3.2(c) and (d), in the event Sequenom reasonably believes, and Optherion agrees in good faith, such agreement not to be unreasonably withheld or delayed, that it would not be profitable for Sequenom to pursue such milestone targets for a Licensed Product that is a […***…], Sequenom shall provide written notice thereof to Optherion at least […***…] prior to the applicable target date, and the parties shall thereafter negotiate in good faith regarding appropriate substitute milestones relating to such a Licensed Product that is an […***…]. In the event that Optherion reasonably believes that such substitute milestone(s) would result in a breach under, limit or reduce Optherion’s rights under, or increase Optherion’s obligations (excluding any increased payment obligation if Sequenom agrees to make such increased payment) pursuant to, any In-License Agreement, Optherion will discuss the proposed substitute milestone(s) with the applicable Upstream Licensor and request that the applicable Upstream Licensor modify the In-License Agreement so that such substituted milestone(s) does not result in such breach, limitation or reduction in rights or increase in obligations; provided that, if the Upstream Licensor does not agree to so amend the In-License Agreement, Optherion will not be obligated to agree to such substitute milestone(s).

The parties acknowledge that all of the milestone targets set forth in Section 3.2(a), (b), (c) and (d) are contingent on applicable laws, rules and regulations (including any regulations promulgated by the FDA or any other regulatory agency) not differing materially and adversely from the laws, rules and regulations on the Effective Date (including, for example, regulations for allowance of laboratory developed tests in CLIA laboratories). Accordingly, notwithstanding anything to the contrary in this Section 3.2, in the event that Sequenom reasonably believes, and Optherion agrees in good faith, such agreement not to be unreasonably withheld or delayed, that any of the milestone targets set forth in Section 3.2(a), (b), (c) and (d) is not reasonably achievable because of any material and adverse change of any such applicable law, rule or regulation during the Term, then the time period for achievement of the applicable milestone target may be reasonably extended […***…]. If, in connection with any such extension of the time period for achievement of the milestone targets set forth in Section 3.2(a), (b), (c) or (d), Optherion desires or is obligated to make a due diligence extension payment under any In-License Agreement, Optherion shall promptly (and in any event no fewer than 10 business days before any due date) notify Sequenom thereof, and Sequenom shall pay such amount(s) to Optherion on the earlier to occur of (i) 30 days after receipt by Sequenom of such notification, or (ii) five business days prior to the date(s) that Optherion must make such payment(s) under the applicable In-License Agreement. Notwithstanding any of the foregoing, in the event that Optherion reasonably believes that any such extension of the time period for achievement of the milestone targets set forth in Section 3.2(a), (b), (c) or (d) would result in a breach under, limit or reduce Optherion’s rights under, or increase Optherion’s obligations (excluding any increased payment obligation if Sequenom agrees to make such increased payment) pursuant to, any In-License Agreement, Optherion will discuss the proposed extension with the applicable Upstream Licensor and request that the applicable Upstream Licensor modify the In-License Agreement so that such extension does not result in such breach, limitation or reduction in rights or increase in obligations; provided that, if the Upstream Licensor does not agree to so amend the In-License Agreement, Optherion will not be obligated to agree to such extension.

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3.3 Companion Diagnostics.

(a) […***…] Support. Subject to Optherion providing to Sequenom a detailed description of Optherion’s requirements and instructions with respect thereto, Sequenom shall conduct the activities with respect to the development of a Licensed Product(s) that would be a […***…] for use with a therapeutic product(s) of Optherion being developed by Optherion or an Optherion Affiliate(s) and/or their respective sublicensee(s) (an “Optherion Therapeutic Product”) in accordance with the […***…] plan agreed upon in writing by the parties (“[…***…] Plan”). In connection therewith, Sequenom shall perform all activities under the […***…] Plan, using Commercially Reasonable Efforts to do so with the same degree of care that Sequenom uses to perform its own internal research and development activities, shall meet the timelines of implementation associated with the […***…] Plan or as otherwise agreed by the parties in writing, and shall ensure a commercially reasonable turnaround of results back to Optherion after samples are received during the individual phases. The division of costs relating to the activities to be performed by the parties pursuant to the […***…] Plan shall be agreed upon by the parties and set forth therein.

(b) Companion Diagnostic. If, at any time during the Term, Optherion and/or an Optherion Affiliate(s) and/or their respective sublicensee(s) desires to develop a Licensed Product that is a companion diagnostic for an Optherion Therapeutic Product, which companion diagnostic would either be marketed as a laboratory developed test under CLIA regulations or its successor regulations or foreign counterparts or be submitted for FDA approval or other regulatory approval (a “Companion Diagnostic”), Optherion shall provide written notice thereof to Sequenom (a “Companion Diagnostic Notice”), and following receipt by Sequenom thereof, Sequenom and Optherion shall negotiate in good faith regarding the terms pursuant to which Sequenom may undertake the development and registration of such Companion Diagnostic for Optherion and/or an Optherion Affiliate(s) and/or their respective sublicensee(s); provided, however, that neither party shall be obligated to proceed with such activities unless and until they enter into a separate written agreement with respect to such activities. If Sequenom comes to the conclusion that it is unable to develop and register such Companion Diagnostic or the parties are unable to agree upon commercially reasonable terms within […***…] of Sequenom’s receipt of a Companion Diagnostic Notice, then the following shall apply:

(i) Optherion and the Optherion Affiliates shall […***…];

(ii) In the event that, as of such date or thereafter, on a country-by-country basis, Sequenom and/or any Sequenom Affiliate(s) […***…], Sequenom hereby agrees that, from and after such date, […***…]; and

(iii) The parties hereby agree, upon written request by Optherion, to […***…]. For clarification, in no event shall this clause (iii) be interpreted to […***…].

(c) Progress Regarding Therapeutics. Within […***…] after the Effective Date and no later than […***…] after the end of each Calendar Quarter ending on June 30 and December 31 thereafter, Optherion shall provide to Sequenom a written report describing the status of Optherion’s therapeutic development programs, including any timelines with respect to such development, solely to the extent relevant to Sequenom’s obligations under this Section 3.3.

3.4 U.S. Manufacturing. Sequenom agrees, understands and acknowledges that, in accordance with the In-License Agreements and the rights sublicensed thereunder, Licensed Products for sale in the United States may be required to be, and shall be, manufactured substantially in the United States, including Puerto Rico, unless a waiver under 35 U.S.C. §204 or then applicable law is obtained from the appropriate US government agencies under the requirements of the applicable In-License Agreement with respect thereto. If requested by Sequenom and at Sequenom’s expense, (a) the parties agree to use reasonable efforts to obtain such a waiver as promptly as practicable, and (b) each party agrees to provide reasonable cooperation to the other party in connection therewith.

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3.5 Reporting.

(a) Progress Reports. No later than […***…] after the end of each Calendar Year following the Effective Date, Sequenom shall provide to Optherion a written progress report describing progress on development and/or commercialization of Licensed Products in the Field during such Calendar Year, including, without limitation, a summary of Sequenom’s progress and problems to date in its development and/or commercialization of the Licensed Products (including a description of regulatory approvals, manufacturing, sublicensing, market and sales), and an estimated forecast and schedule of major events required to market the Licensed Products and, if progress differs from that previously anticipated in any such report, an explanation of the reasons for the difference and a proposed modified forecast and schedule, in each case with a sufficient level of detail to allow Optherion to ascertain whether Sequenom is in compliance with its obligations under this Agreement and in forms suitable for Optherion to deliver same directly to the Upstream Licensor (e.g, several separate reports) as required by the applicable In-License Agreement, and Optherion may so deliver such reports to the Upstream Licensor. Sequenom shall also provide any reasonable additional data in Sequenom’s possession or Control required by an Upstream Licensor to evaluate Sequenom’s performance.

(b) CLIA Validation. Sequenom shall provide Optherion with prompt written notice when Sequenom believes that it has completed CLIA validation with respect to a Licensed Product.

(c) […***…]. Subject to Section 9.2(d)(ii) and Section 6.1: (i) Sequenom shall promptly notify Optherion if at any time Sequenom (A) […***…] or (B) […***…]; and (ii) in the event that Sequenom decides not to exploit a particular Optherion Patent Right, Optherion shall have the right to terminate this Agreement and/or the applicable portion thereof relating to such Optherion Patent Right (provided that a decision not to exploit Optherion Patent Rights referenced in Section 9.2(d)(ii) shall entitle Optherion to terminate only the applicable portion of this Agreement relating to such Optherion Patent Rights, but not this Agreement in its entirety).

(d) Certain Sales. Sequenom shall report to Optherion the date of first sale of a […***…] Licensed Product and […***…] Licensed Product in […***…] within […***…] of occurrence. Sequenom shall report to Optherion the date of First Commercial Sale (as defined in the […***…] Agreement) of a […***…] Licensed Product within […***…] of occurrence thereof.

(e) Analytic Validation. Sequenom shall provide Optherion with prompt written notice when Sequenom believes that it has completed analytical validation for a genetic test for AMD comprising a […***…] Licensed Product. Sequenom or a Sequenom Affiliate has achieved CLIA certification of a CLIA laboratory.

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3.6 Debarment. Sequenom represents, warrants and covenants that (a) it has not been debarred, or convicted of a crime for which it can be debarred, under the U.S. Generic Drug Enforcement Act of 1992, 21 U.S.C. Sections 335(a) and (b), as amended (“GDEA”), and (b) has not used and shall not use the services of any person or entity debarred, or convicted of a crime for which such person or entity can be debarred, under the GDEA in any capacity in connection with any of any activities performed pursuant to Section 3.3 of this Agreement. Sequenom shall notify Optherion immediately in writing in the event that Sequenom becomes aware of or receives notice of the debarment (or of any action or threat of action that could lead to debarment) of itself or any such person or entity.

4. Fees and Payments

4.1 Certain Fees.

(a) License Maintenance Fee - Prior to First Commercial Sale in the United States. If the First Commercial Sale of a Licensed Product in the Field in the United States has not occurred on or before January 31, 2011 (the “U.S. Sale Date”), Sequenom shall pay to Optherion a non-creditable license maintenance fee equal to US$260,000 within 30 days after the U.S. Sale Date and each subsequent anniversary of the U.S. Sale Date prior to First Commercial Sale of a Licensed Product in the Field in the United States during the Term, such amount to be pro-rated for any 12-month period during which First Commercial Sale of a Licensed Product in the Field in the United States occurs. In no event shall any payments be due by Sequenom under this Section 4.1(a) with respect to periods following First Commercial Sale of a Licensed Product in the United States. For the avoidance of doubt, it is understood and agreed that Sequenom shall be required to pay the First Commercial Sale milestone payment when achieved as specified in the applicable Schedule, regardless of its payment of license maintenance fees or other license fees.

(b) Minimum Royalty - After First Commercial Sale in the United States. Following the First Commercial Sale of a Licensed Product in the Field in the United States, during the Term, Sequenom shall pay Optherion a minimum royalty equal to the following amounts, provided that such First Commercial Sale has occurred prior to the applicable date:

(i) US$260,000 within […***…] after January 1, 2011;

(ii) US$265,000 within […***…] after January 1, 2012; and

(iii) US$270,000 within […***…] after January 1, 2013 and each subsequent January 1st during the Term.

(c) Fees Credited Against Royalties. Any payments made by Sequenom pursuant to Section 4.1(b) (but not, for the avoidance of doubt, Section 4.1(a)) shall be credited against any royalties due by Sequenom under Section 4.3 for sales of Licensed Products during the Calendar Year in which such payment is due under Section 4.1(b) and against any royalties due by Sequenom under Section 4.3 for sales of Licensed Products during the subsequent Calendar Year only. For clarification, in no event shall Sequenom be obligated to pay under both Section 4.1(a) and Section 4.1(b) for any given time period.

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For purposes of allocation of the amounts paid pursuant to this Section 4.1 among various In-License Agreements, the allocations set forth on Schedule 11 shall apply.

4.2 Milestone Payments. Subject to Section 4.6, Sequenom shall pay to Optherion each of the […***…] milestone payments set forth on Part 1 of each of Schedule 6, Schedule 7, Schedule 8, Schedule 9 and Schedule 10 attached hereto promptly upon the first occurrence of each of the events set forth on each such Schedule for each Licensed Product in the Field (whether such milestone is achieved by Sequenom or a Sequenom Affiliate or a sublicensee of Sequenom or a Sequenom Affiliate). Sequenom shall provide Optherion with prompt written notice of such occurrence. Such payments shall be due upon the applicable dates set forth on the applicable Schedule.

4.3 Royalties. Subject to Sections 4.5 and 4.6, Sequenom shall pay royalties on cumulative worldwide annual Net Sales of Sequenom and Sequenom Affiliates (but not its sublicensees) at a total rate of […***…]%, which includes all royalties on such Net Sales due and payable pursuant to the In-License Agreements. Such royalties shall be allocated to sublicenses of the Optherion Patents as set forth on Part 2 of Schedule 6, Schedule 7, Schedule 8, Schedule 9 and Schedule 10 attached hereto (each a “Royalty Allocation”). Notwithstanding the foregoing, as provided in each of the […***…] Agreement, the […***…] Agreement and the […***…] Agreement, during any period in which any […***…] Licensed Product, […***…] Licensed Product or […***…] Licensed Product, as applicable, is not covered by a Valid Claim within the […***…] Patents, […***…] Patents or […***…] Patents, respectively, in any country, the royalties due to Optherion for sales of such […***…] Licensed Product, […***…] Licensed Product and/or […***…] Licensed Product in such country pursuant to Part 2 of Schedule 6, Schedule 7 and/or Schedule 10, as applicable, shall not be owed to the extent that Optherion does not owe such royalties to the applicable Upstream Licensor under the applicable In-License Agreement. Sequenom’s obligation to pay royalties under this Section 4.3 shall, in the case of any Licensed Product, in any country, end upon the date of termination of all obligations of Optherion to make royalty payments under the applicable In-License Agreements. Royalty payments under this Section 4.3 shall be due […***…] following the end of the applicable Calendar Quarter.

4.4 Sublicensing Fees. In the event that Sequenom or a Sequenom Affiliate grants a sublicense of the rights granted to it under this Agreement:

(a) With regard to royalties paid to Sequenom or a Sequenom Affiliate on Net Sales of Licensed Products by such sublicensee: (i) […***…], and (ii) […***…]; and

(b) Sequenom shall pay to Optherion […***…] of any […***…] received by Sequenom or a Sequenom Affiliate from such sublicensee as consideration for the sublicense of Optherion Technology, excluding […***…].

Such payments under this Section 4.4 shall be due […***…] following the end of the applicable Calendar Quarter. […***…]

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4.5 Royalty Credit.

(a) Dominating Patents. In the event that Sequenom or any Sequenom Affiliate(s), as applicable, considers it reasonably necessary to obtain a license to any intellectual property rights of a Third Party (a “Third Party License”) […***…] in order to avoid infringing such Third Party’s intellectual property rights in the course of the manufacture, use, offer for sale, sale or importation of a Licensed Product, Sequenom or such Sequenom Affiliate may obtain a Third Party License and […***…]% of any payment made to such Third Party under such Third Party License during any Calendar Year shall be credited against the royalties due to Optherion under this Agreement during such Calendar Year; provided, however, that (a) […***…]; and (b) subject to Section 4.6 and subject to any limitations or royalty floors specified in the applicable In-License Agreement, in no event may the aggregate royalty owed by Sequenom to Optherion with respect to any Licensed Product under Section 4.3 be reduced below […***…]% (the “Royalty Floor”); provided that, if Sequenom terminates the sublicenses granted to it by Optherion under the […***…] Agreement and/or the […***…] Agreement pursuant Section 9.2(d)(ii), then the Royalty Floor shall be reduced to […***…]% in the case of such termination with respect to one such In-License Agreement and to […***…]% in the case of such termination with respect to both such In-License Agreements.

(b) Additional Markers. In the event that Sequenom or any Sequenom Affiliate(s), as applicable, proposes to add new diagnostic marker(s) that improve the sensitivity and/or specificity of a Licensed Product and, in connection therewith, it would be necessary for Sequenom or such Sequenom Affiliate(s) to obtain a license to any intellectual property rights of a Third Party not otherwise constituting a Third Party License, then Sequenom may notify Optherion thereof in writing, in which case Optherion shall use commercially reasonable efforts to negotiate an amendment to the In-License Agreements (and corresponding amendments to this Agreement that provide for sharing by Sequenom and Optherion of any reductions in payments under the In-License Agreements) in order to make the addition of such marker(s) commercially and otherwise desirable to Optherion and Sequenom.

(c) Credit for Infringement Litigation Expenses Under In License Agreements. In addition, to the extent that Sequenom brings the infringement action pursuant to Section 6.2, to the extent that Optherion’s obligation to pay royalties on Net Sales of a Licensed Product under the […***…] Agreement and/or the […***…] Agreement is reduced by the amount of the expenses and costs of an infringement action with respect to the […***…] Patents and/or the […***…] Patents, as provided and subject to any limitations or royalty floors specified in the applicable In-License Agreement, then the total […***…]% royalty rate set forth in Section 4.3 shall be reduced by the amount of such royalty credit or reduction specified in such In-License Agreements.

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4.6 Payments Under In-License Agreement; Effect of Termination of In-License Agreement. Except as expressly provided in this Agreement, Optherion shall be solely responsible for the payment of all payments due under the In-License Agreements as a result of activities under this Agreement. To the extent that Optherion’s obligation to pay milestone payments and/or royalties on Net Sales of a Licensed Product in any country to any Upstream Licensor under any In-License Agreement terminates under the terms of such In-License Agreement because such In-License Agreement is terminated, then (a) with respect to milestones, if a milestone payment owed by Sequenom with respect such In-License Agreement corresponds directly to a milestone owed by Optherion to the applicable Upstream Licensor, then such milestone payment payable by Sequenom to Optherion shall be reduced solely by the amount of the milestone payments under such In-License Agreement that Optherion is no longer obligated to pay (but not by the amount in excess of such amount that Optherion is no longer obligated to pay, which shall still be due and payable by Sequenom to Optherion), and the milestone payments set forth in Schedule 6, Schedule 7, Schedule 8, Schedule 9, and/or Schedule 10, as applicable, shall be adjusted to reflect such reduction; and (b) with respect to royalties, the total […***…]% royalty rate set forth in Section 4.3 for sales of such Licensed Product in such country and the Royalty Floor under Section 4.5(a) shall be reduced by the corresponding royalty allocated to such In-License Agreement under the Royalty Allocation, and the royalties set forth in Schedule 6, Schedule 7, Schedule 8, Schedule 9, and/or Schedule 10, as applicable, shall be deemed modified to remove the royalty payments with respect to such In-License Agreement.

5. Payment; Records; Audits

5.1 Payment; Reports. Each payment due under Section 4.3 or Section 4.4 shall be accompanied by a report of (a) in the case of 4.3 and 4.4(a), Net Sales in sufficient detail to permit confirmation of the accuracy of the payment made, including, on a country-by-country basis, the Net Sales of Licensed Products, and the exchange rates used, and (b) in the case of 4.4(b), an itemization of all non-royalty sublicensing consideration and all exclusions therefrom. Sequenom shall keep, and shall cause the Sequenom Affiliates and their respective sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Licensed Products in the Field and in the case of Sequenom and the Sequenom Affiliates payments received as contemplated under Section 4.4 in sufficient detail to permit Optherion to confirm the accuracy of all payments due hereunder. Each such report shall be certified as correct to the knowledge of an officer of Sequenom.

5.2 Exchange Rate; Manner and Place of Payment. All payments to Optherion hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the payments are payable as published by The Wall Street Journal, Western U.S. Edition, for the Calendar Quarter in which such sales were made. All payments owed to Optherion under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Optherion, unless otherwise specified in writing by Optherion.

5.3 Income Tax Withholding. Optherion will pay any and all income taxes levied on account of Optherion’s income arising from payments made by Sequenom to it under this Agreement. If any taxes are required to be withheld by Sequenom, Sequenom will (a) deduct such taxes from the payment made to Optherion, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to Optherion and certify its receipt by the taxing authority within 30 days following such payment, and (d) provide Optherion with any reasonable assistance deemed necessary or desirable by Optherion in connection with Optherion receiving reimbursement or credit with respect thereto from the applicable governing taxing authorities.

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5.4 Audits. During the Term and for a period of […***…] years thereafter (or longer to the extent required by any In-License Agreement), Sequenom shall keep (and shall cause Sequenom Affiliates and their respective sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Products in the Field in sufficient detail to permit Optherion or its designee to confirm the accuracy of all payments due hereunder and to report to the Upstream Licensor in accordance with the terms of the In-License Agreements. Optherion shall have the right to cause an independent, certified public accountant reasonably acceptable to Sequenom to audit such records to confirm Net Sales and payments for a period covering not more than the three years preceding the date the applicable payment was made. Such audits may be exercised during normal business hours upon a minimum of 20 days prior written notice to Sequenom, but no more frequently than once per year. Prompt adjustments shall be made by the parties to reflect the results of such audit. Optherion shall bear the full cost of such audit unless such audit discloses an underpayment by Sequenom of more than […***…]% of the amount of royalty payments due as provided in this Agreement (or such lesser amount in the case that Optherion is required to bear such costs pursuant to the applicable In-License Agreement), in which case, Sequenom shall bear all reasonable costs of such audit and shall promptly remit to Optherion the amount of any underpayment. Without limiting the foregoing and in addition thereto, Sequenom shall be subject to the audit provisions of the applicable In-License Agreement with regard to payments by Sequenom under such In-License Agreement pursuant to this Agreement.

6. Intellectual Property Matters

6.1 Patent Prosecution and Maintenance. Sequenom acknowledges and agrees that, under the In-License Agreements, the Upstream Licensors have retained the first, if not the sole, right to file, prosecute and maintain Patents included in the Optherion Patents. As between Optherion and Sequenom, but subject to the other provisions of this Section 6.1, Sequenom shall have the right to direct the filing, prosecution and maintenance of the Optherion Patents in the Field (including direct communication with Optherion’s outside patent counsel doing such filing, prosecution or maintenance, subject to execution of appropriate documentation, as reasonably requested by Optherion, to preserve Optherion’s attorney-client privilege, and provided that Sequenom shall bear the cost of such patent counsel’s legal fees and expenses) only to the extent Optherion has such rights under the applicable In-License Agreement […***…]. Each party shall keep the other informed of progress with regard to the prosecution and maintenance of the Optherion Patents in the Field, shall provide the other with copies of official actions, amendments and responses with respect to such prosecution and maintenance, and shall cooperate with the Upstream Licensors in connection therewith to the extent required by the applicable In-License Agreements. If Sequenom determines that it desires not to file an application (for example, in a specific country) or to discontinue any prosecution or maintenance of any Optherion Patents in any country, it shall notify Optherion thereof and, if requested by Optherion, consult with Optherion in connection therewith. In making such determination, Sequenom shall consider in good faith the impact, if any, that the applicable Optherion Patent(s) would have on the economic value of Licensed Products and whether the applicable Optherion Patent(s) constitute “core” technology with respect to applicable family of Optherion Patents. If Sequenom decides not to file or does not pursue prosecution or maintenance of any Optherion Patents in any country, to the extent Sequenom has such rights under this Section 6.1, it shall provide Optherion with written notice thereof and, after the expiration of the applicable notice period that Optherion must provide to the Upstream Licensor under the applicable In-License Agreement, Sequenom shall immediately be deemed to surrender its rights and license with respect to the specific Optherion Patent(s) in the specific country or countries in which it has decided not to file, not to pursue or not to maintain such Optherion Patent(s) to Optherion, and Optherion shall thereafter have the right to exercise all of Optherion’s rights under the applicable In-License Agreement with respect to the filing, prosecution and maintenance of such specific Optherion Patent(s) at Optherion’s own expense and otherwise without any further notice or reporting obligation to Sequenom. Subject to the immediately preceding sentence, as between Optherion and Sequenom, Sequenom shall be responsible for all fees associated with filing, prosecuting and maintaining the Optherion Patents that Optherion would otherwise be responsible for under the In-License Agreements, provided, however, that if at any point during the Term Optherion is refunded any of these fees previously paid by Sequenom under the […***…] Agreement, Optherion will promptly refund Sequenom the exact amount received by Optherion. On the Effective Date, Sequenom will reimburse Optherion a total amount of US$1,071,650.73 for costs and expenses actually incurred by Optherion prior to the Effective Date in connection with the filing, prosecution and maintenance of the Optherion Patents in the Field prior to the Effective Date. […***…]. Optherion shall promptly provide to Sequenom, or cause the applicable Upstream Licensor to provide to Sequenom, all information and notices regarding filing, prosecution and maintenance of the Optherion Patents that such Upstream Licensor provides to Optherion under the applicable In-License Agreement.

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6.2 Infringement by Third Parties. Sequenom shall have the right to enforce and defend the Optherion Patents in the Field only to the extent of Optherion’s rights under the applicable In-License Agreements with respect thereto. In the event Sequenom does not commence an enforcement and/or defense action pursuant this Section 6.2 within […***…] after Sequenom first notifies Optherion or Optherion first notifies Sequenom of potential infringement of the Optherion Patents (or of the filing of a declaratory judgment action, in the case of defense actions), Optherion shall be entitled to bring and prosecute such an action at its own expense. Upon the written request of the party bringing the action, to the extent required by law the other party shall agree to be named as a nominal party to such action. Except as otherwise agreed by the parties as part of a cost-sharing arrangement, any recovery obtained by either party in connection with or as a result of any action contemplated by Section 6.2, whether by settlement or otherwise, shall be distributed in order as follows: (a) each of Optherion and Sequenom, as well as any Upstream Licensor involved in such action, will be reimbursed for its respective reasonable out-of-pocket costs and expenses incurred in connection with the action to the extent not previously credited against royalties due under an In-License Agreement as permitted therein; (b) […***…]; (c) […***…]; and (d) […***…]. Neither party shall have the right to settle any patent infringement action under this Section 6.2 in a manner that diminishes the rights or interests of the other party without the written consent of such other party, which consent shall not be unreasonably withheld or delayed.

6.3 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activities of either party contemplated by this Agreement infringe or may infringe the intellectual property rights of such Third Party. Optherion shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Optherion’s activities, at its own expense and by counsel of its own choice, and Sequenom shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Sequenom shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Sequenom’s activities at its own expense and by counsel of its own choice, and Optherion shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 6.3 in a manner that diminishes the rights or interests of the other party without the written consent of such other party, which consent shall not be unreasonably withheld or delayed.

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6.4 Marking. To the extent required by any applicable In-License Agreement, Licensed Products shall be marked, including with the patent numbers of issued patents within the Optherion Technology that cover such Licensed Products or, if applicable, marked to indicate “patent pending” status, each to the extent permitted by law.

7. Representations and Warranties; Disclaimer

7.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Optherion Representations and Warranties. Optherion represents and warrants to Sequenom that, as of the Effective Date:

(a) the Optherion Technology is owned by Optherion or licensed to Optherion pursuant to the In-License Agreements;

(b) Optherion does not own or Control any Patents or Know-How necessary or useful for the manufacture, use, sale, offer for sale or importation of any product, service or process in the Field for detection of any gene or genes implicated for age-related macular degeneration other than the Optherion Technology except pursuant to (i) the non-exclusive License Agreement dated […***…] by and between Optherion and […***…], and (ii) the non-exclusive License Agreement dated […***…] by and between Optherion, […***…];

(c) […***…];

(d) (i) Optherion has complied with the requirements of the […***…], and (ii) […***…];

(e) Optherion has the right, power and authority to grant the license and sublicenses contemplated under this Agreement;

***Confidential Treatment Requested

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(f) Optherion has provided Sequenom a true and complete copy of each In-License Agreement (with certain confidential information redacted), and, to the best of Optherion’s actual knowledge, each In-License Agreement is in full force and effect in accordance with its respective terms;

(g) Optherion is in compliance in all material respects with its obligations under the In-License Agreements and, to the best of Optherion’s actual knowledge, (i) no Upstream Licensor has breached its respective In-License Agreement in any material respect, and (ii) there is no basis for termination of any of the In-License Agreements;

(h) Except as set forth in the In-License Agreements, to the best of Optherion’s actual knowledge, there is no royalty or other license payment obligations to any Third Party with respect to the development, manufacture, use, offer for sale, sale or importation of Licensed Products in the Field;

(i) To Optherion’s actual knowledge […***…] no issued claim in any Patents owned by a third party blocks commercial exploitation of the Optherion Technology of […***…], and Optherion has not received any written notice, and is not aware of any threat or claim, that the practice of the Optherion Technology to develop or commercialize the Licensed Products in the Field infringes or misappropriates any alleged rights of any Third Party;

(j) To Optherion’s actual knowledge, (A) the issued Optherion Patents in existence on the Effective Date are not invalid or unenforceable, and (B) Optherion is not aware of any issued Patents owned or controlled by a Third Party with a claim, or of any published application having a specification which would support a claim owned or controlled by a Third Party, that would block commercial exploitation of the Optherion Technology of correlating detected SNPs or haplotypes in the genome of presenting patients to risk of development or prognosis of AMD […***…] and

(k) Optherion has not received written notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification proceeding involving any issued Optherion Patents.

7.3 Optherion Covenant. Optherion covenants and agrees that it shall not […***…], without the prior written consent of Sequenom.

7.4 Mutual Disclaimer. Except as expressly set forth herein, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED HEREUNDER (INCLUDING, WITHOUT LIMITATION, THE OPTHERION TECHNOLOGY) ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant the success of any Licensed Product or the safety or usefulness for any purpose of the technology (including, without limitation, the Optherion Technology) it provides hereunder.

***Confidential Treatment Requested

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7.5 Limitation of Liability. NEITHER PARTY NOR ITS AFFILIATES SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR ITS AFFILIATES ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE OR SUBLICENSE GRANTED HEREUNDER; provided, however, that this Section 7.5 shall not be construed to limit (a) either party’s indemnification obligations under Section 10 with respect to amounts paid to Third Party claimants for Third Party claims, or (b) either party’s remedies for breach by the other party of the obligations set forth in Section 8.

8. Confidentiality

8.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. For the avoidance of doubt, the Optherion Technology and the terms of the In-License Agreements constitute Confidential Information of Optherion.

8.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

8.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

(a) prosecuting or defending litigation as permitted by this Agreement;

(b) complying with applicable court orders or governmental regulations; and

(c) in the case of Sequenom, on a need-to-know basis, in conducting development and/or commercialization activities in accordance with the licenses and sublicenses granted hereunder; provided that the recipient of such Confidential Information agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 8;

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(d) in the case of Optherion, disclosure to the Upstream Licensors to the extent required to comply with the In-License Agreements; and

(e) disclosure to Affiliates, sublicensees (and potential sublicensees), employees, consultants and agents in connection with performance of activities contemplated by this Agreement or to other Third Parties in connection with due diligence or similar investigations by such Third Parties, including disclosure to current or potential Third Party lenders or investors in confidential financing documents (or to maintain compliance with agreements with such lenders or investors), provided, in each case, that any such Affiliate, sublicensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 8.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 8.3(a) or (b), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by applicable laws, rules or regulations, and agree that any provisions of this Agreement that are so redacted shall be considered the Confidential Information of both parties.

8.4 Prior Nondisclosure Agreement. As of the Effective Date, the terms of this Section 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the parties dealing with the subject of this Agreement, including the Confidentiality Agreement, dated May 26, 2009. Any information disclosed under such prior agreements shall be deemed Confidential Information disclosed under this Agreement.

8.5 Names of Upstream Licensors. To the extent required under any In-License Agreement, Sequenom will not use the name or insignia of any Upstream Licensor, or any adaptation thereof or the name of any of the faculty and staff thereof, in any advertising, promotional or sales literature without the prior written approval of Optherion (and of the applicable Upstream Licensor, which Optherion will request to the extent required) unless required by applicable laws, rules or regulations.

9. Term and Termination

9.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue in each country until the expiration of the obligation to make payments under Section 4.3 in such country, unless earlier terminated in accordance with Section 9.2. After the expiration of this Agreement, on a country-by-country basis, Sequenom will retain the licenses and sublicenses granted under Section 2.1, except that such licenses and sublicenses shall be fully paid-up and royalty-free, to the extent permitted under the applicable In-License Agreement in the case of Optherion Technology licensed to Optherion pursuant to such In-License Agreement.

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9.2 Termination.

(a) Termination for Cause. A party shall have the right to terminate this Agreement as follows:

(i) upon written notice to the other party upon or after the bankruptcy, dissolution or winding up of such other party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other party, or the initiation of proceedings in voluntary or involuntary bankruptcy, which proceeding or action remains undismissed or unstayed for a period of more than […***…];

(ii) upon written notice to the other party upon or after the breach of any payment obligation under this Agreement if the breaching party has not cured such breach within the 10-business day period following receipt of written notice of termination by the non-breaching party; or

(iii) upon written notice to the other party upon or after the breach of any material provision of this Agreement by such other party (except for any payment breach, which shall be governed by Section 9.2(a)(ii)) if the breaching party has not cured such breach within the 60-day period following written notice of termination by the non-breaching party (provided that such cure period shall not apply with respect to failure to achieve milestone targets by the applicable dates).

(b) Termination for Failure to Obtain Replacement Insurance Coverage Following Cancellation, Non-Renewal or Material Adverse Change in Existing Insurance Coverage. Optherion may terminate this Agreement upon written notice to Sequenom if Sequenom does not obtain replacement insurance providing comparable coverage within fifteen (15) days after providing written notice to Optherion regarding the cancellation, non-renewal or material adverse change in Sequenom’s insurance coverage as set forth in Section 10.4(b), unless Sequenom obtains such replacement insurance providing comparable coverage retroactive to the date of cancellation, non-renewal or material adverse change.

(c) Termination for Patent Challenge or Suspension.

(i) Optherion may terminate this Agreement upon written notice to Sequenom if Sequenom or any of its Affiliates or any of its or their respective sublicensees, or any entity or person acting directly on any of their behalf and direction with their knowledge, (A) challenges or causes to be challenged the validity or enforceability of the […***…] Patent Rights or the […***…] ownership of the […***…] Patents anywhere in the world, (B) initiates, or elects to participate (i.e. is not named as a party thereto by circumstance outside of its reasonable control) as a named-party in any formal legal challenge brought before a court or governmental body of competent jurisdiction to the validity or enforceability of any […***…] Patent including, without limitation, by (1) filing a declaratory judgment action in which any […***…] Patent is alleged to be invalid or unenforceable; (2) citing prior art pursuant to 35 U.S.C. § 301, filing a request for re-examination of any […***…] Patent pursuant to 35 U.S.C. § 302 and/or § 311 or provoking or becoming a direct and material party to an interference with an application for any Licensed Patent pursuant to 35 U.S.C. § 135; or (3) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against any […***…] Patent in any country; or (C) initiates any legal proceeding in a court of competent jurisdiction challenging the validity or enforceability of any of the […***…] Patents.

***Confidential Treatment Requested

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(ii) Optherion may terminate this Agreement or a portion hereof pursuant to Section 3.5(c) upon written notice to Sequenom.

(d) Termination without Cause.

(i) Sequenom shall have the right to terminate this Agreement for any reason or no reason upon 90 days’ prior written notice to Optherion. If Sequenom provides such notice to Optherion prior to the first anniversary of the Effective Date, Sequenom shall pay to Optherion, on the date it provides such notice, a non-creditable termination fee of US$2,000,000. For purposes of allocation of the termination fee among various In-License Agreements, the allocations set forth on Schedule 12 shall apply.

(ii) […***…].

9.3 Effect of Termination; Surviving Obligations.

(a) Effect of Termination. Upon termination of this Agreement:

(i) all rights under the license and sublicense granted by Optherion to Sequenom under Section 2.1 shall automatically terminate and revert to Optherion; and

(ii) to the extent it is legally able to do so, Optherion shall offer to Sequenom’s sublicensees a license on the terms provided herein and subject to any further limitations set forth in the applicable sublicense agreement (including the same ongoing financial terms between such sublicensee and Sequenom), if such sublicensee is able to provide to Optherion written notice that the sublicensee: (A) reaffirms the terms and conditions of this Agreement as it relates to the rights the sublicensee has been granted under the sublicense; (B) agrees to abide by all of the terms and conditions of this Agreement applicable to such sublicensee and to discharge directly all pertinent obligations of Sequenom which Sequenom is obligated hereunder to discharge; (C) acknowledges that Optherion shall have no obligations to the sublicensee other than its obligations set forth in this Agreement with regard to Sequenom; (D) […***…]; and (E) is not in breach of its sublicense.

(b) Surviving Obligations. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination or any of Sequenom’s reporting obligations with respect to periods prior to such expiration or termination. Except as otherwise provided herein, the provisions of Sections 1, 2.3, 3.3(b)(ii) and (iii), 5.4 (for the period specified therein), 7.4, 7.5, 8, 9.3, 9.4, 9.5, 9.6, 10 and 11 shall survive the expiration or termination of this Agreement.

***Confidential Treatment Requested

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(c) Return of Confidential Information. Within 30 days following the expiration or termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of such other party in its possession.

(d) Certain Termination Rights. Upon termination of this Agreement other than by Sequenom pursuant to Section 9.2(a) the following shall apply:

(i) In the event that, as of the effective date of such termination, on a country-by-country basis, Sequenom or any Sequenom Affiliate […***…], Sequenom hereby agrees that, from and after the effective date of such termination, […***…]; and

(ii) The parties hereby agree, upon written request by Optherion, to […***…]. For clarification, in no event shall this clause (ii) be interpreted to […***…].

9.4 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

9.5 Damages; Relief. Subject to Section 9.4 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

9.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by either party to the other party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code, the party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property […***…], and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

10. Indemnification

10.1 Indemnification by Optherion. Optherion hereby agrees to save, defend and hold Sequenom and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, a “Sequenom Indemnitee”) harmless from and against any and all demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys’ fees and expenses of litigation (collectively, “Losses”) to which any Sequenom Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the breach by Optherion or an Optherion Affiliate of any material warranty, representation, covenant or agreement made by Optherion or an Optherion Affiliate in this Agreement; or (b) the negligence or willful misconduct of Optherion or an Optherion Affiliate or any beneficiary of the rights granted by Sequenom under Sections 3.3(b) or 9.3(d), except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Sequenom Indemnitee or the breach by Sequenom of any material warranty, representation, covenant or agreement made by Sequenom in this Agreement.

***Confidential Treatment Requested

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10.2 Indemnification by Sequenom.

(a) Of Optherion. Sequenom hereby agrees to save, defend and hold Optherion and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, an “Optherion Indemnitee”) harmless from and against any and all Losses to which any Optherion Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the development, testing, manufacture, production, use, handling, storage, promotion, advertisement of, sale, lease or other disposition or consumption of any Licensed Product in the Field by Sequenom or any of its Affiliates or any of its or their respective sublicensees or by any vendors or Third Parties with regard to Licensed Products of Sequenom, its Affiliates or any of its or their respective sublicensees (including (A) any product liability or other claim of any kind related to use by a Third Party of a Licensed Product that was manufactured, sold or otherwise disposed of by Sequenom or any of its Affiliates or any of its or their respective sublicensees or by any vendors or Third Parties on behalf of Sequenom or any of its Affiliates or any of its or their respective sublicensees and/or the practice by Sequenom or any if its Affiliates or any of its or their respective sublicensees or any of its or their respective representatives of the Optherion Patents; (B) a claim by a Third Party that the design, composition, manufacture, use, sale or other disposition of any Licensed Product that was manufactured, sold or otherwise disposed of by Sequenom or any of its Affiliates or any of its or their respective sublicensees or by any vendors or Third Parties with regard to Licensed Products of Sequenom or any of its Affiliates or any of its or their respective sublicensees infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such Third Party; and (C) a claim resulting from clinical trials or studies conducted by or on behalf of Sequenom, its Affiliates, or any of its or their respective sublicensees, assignees or vendors or Third Parties relating to the Optherion Technology, such as claims by or on behalf of a human subjects of any such trial or study); (ii) the breach by Sequenom or any Sequenom Affiliate of any material warranty, representation, covenant or agreement made by Sequenom or a Sequenom Affiliate in this Agreement; (iii) the negligence or willful misconduct of Sequenom or any of its Affiliates or any of its or their respective sublicensees; or (iv) any obligation of Optherion to indemnify the Upstream Licensors under the […***…] Agreement, the […***…] Agreement or the […***…] Agreement as a result of the violation by Sequenom or its Affiliates or any of its or their respective sublicensees of United States laws and regulations controlling the export of commodities and technical data with respect to Optherion Technology sublicensed to Sequenom pursuant to such In-License Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Optherion Indemnitee or the breach by Optherion of any material warranty, representation, covenant or agreement made by Optherion in this Agreement.

***Confidential Treatment Requested

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(b) Of […***…]. Sequenom hereby agrees to indemnify, hold harmless and defend […***…] and their respective current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, Affiliates (for purposes of this paragraph, as defined in the […***…] Agreement) and agents and their respective successors, heirs and assigns (collectively, the “[…***…] Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the […***…] Indemnitees or any of them in connection with any Third Party claims, suits, actions, demands or judgments arising out of (i) any theory of product liability (including but not limited to actions in the form of tort, warranty, or strict liability) concerning the practice by Sequenom, its Affiliates and/or any of its or their respective sublicensees of any […***…] Patents or the development, manufacture, use or sale by Sequenom, its Affiliates and/or any of its or their respective sublicensees of any […***…] Licensed Products developed, manufactured, used or sold by Sequenom, its Affiliates and/or any of its or their respective sublicensees; (ii) the negligence or willful misconduct of Sequenom, its Affiliates and/or any of its or their respective sublicensees; or (iii) the breach by Sequenom or any Sequenom Affiliate of any term of the […***…] Agreement expressly assumed by Sequenom under Section 2.3 of this Agreement. Sequenom will not be responsible for the indemnification or defense of the […***…] Indemnitees to the extent that any of the above claims is caused by the negligence or willful misconduct of any […***…] Indemnitee or any Optherion Indemnitee.

(c) Of […***…]. Sequenom shall indemnify, defend and hold […***…], its trustees, officers, employees and Affiliates (for purposes of this paragraph, as defined in the […***…] Agreement) (collectively, the “[…***…] Indemnitees”) harmless against all third party claims and expenses, including legal expenses and reasonable attorneys’ fees, except for claims based on a […***…] Indemnitee’s or Optherion Indemnitee’s gross negligence or willful misconduct, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other third party claim, proceeding, demand, expense and liability of any kind whatsoever resulting from: (i) the production, manufacture, sale, use, lease, consumption or advertisement of the […***…] Licensed Products hereunder, (ii) the practice of the […***…] Patents by Sequenom, its Affiliates and/or any of its or their respective sublicensees or any of its or their respective representatives; (iii) arising from any obligation of Sequenom or any Sequenom Affiliate under any term of the […***…] Agreement expressly assumed by Sequenom or a Sequenom Affiliate under this Agreement; or (iv) any order for costs that may be made against the […***…] pursuant to an action brought by Sequenom described in Section 7.2 of the […***…] Agreement.

10.3 Control of Defense. Any entity entitled to indemnification under Section 10.1 or Section 10.2(a) shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses. For indemnification claims under Section 10.2(b) or Section 10.2(c), the applicable provisions regarding the process of indemnification in the […***…] Agreement or the […***…] Agreement, respectively, shall apply.

***Confidential Treatment Requested

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10.4 Insurance.

(a) Optherion. Optherion shall comply with the insurance requirements set forth in the In-License Agreements and, in addition, shall, at its own expense, maintain insurance appropriate for its activities and obligations under this Agreement in an amount consistent with industry standards during the Term.

(b) Sequenom. Sequenom shall comply, and will cause Sequenom Affiliates and their respective sublicensees to comply, at all times, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees and consultants of Sequenom or Sequenom Affiliates or their respective sublicensees, as the case may be, with respect to activities performed under this Agreement. In addition to the foregoing, Sequenom shall maintain, and shall cause its Affiliates and their respective sublicensees to maintain, (a) during the Term and […***…], Comprehensive General Liability Insurance (including broad form contractual liability coverage for Sequenom’s indemnification obligations under this Agreement), and (b) commencing immediately prior to earlier of the First Commercial Sale or the first time a Licensed Product is being tested or used in or with humans, and continuing during the Term and […***…], Products Liability Insurance with reputable and financially secure insurance carrier(s) to cover the activities of Sequenom, its Affiliates and their respective sublicensees hereunder, as the case may be. Such insurance shall provide minimum aggregate and per incident limits of liability of […***…] Dollars ($[…***…]) (provided that until thirty (30) days prior to any testing of a Licensed Product in humans by Sequenom, its Affiliates or their sublicensee(s) in any clinical trials, such minimum aggregate limits shall be […***…] Dollars ($[…***…]), shall include Optherion and the Upstream Licensors as additional insureds and shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and should be placed with carriers with ratings of at least A VIII or better as rated by A.M. Best. Within five (5) business days after the Effective Date and from time to time upon request of Optherion, Sequenom shall promptly furnish, and shall cause its Affiliates and its and their respective sublicensees to furnish, to Optherion a Certificate of Insurance evidencing primary coverage and additional insured requirements. Sequenom shall provide Optherion fifteen (15) days prior written notice of cancellation, non-renewal or material adverse change thereof. All such insurance shall be primary coverage and any insurance obtained by Optherion or any of the Upstream Licensors in its discretion shall be deemed to be excess and noncontributory. The minimum amounts of insurance coverage required under this Section 10.4(b) shall not be construed to create a limit of Sequenom’s liability with respect to its indemnification under this Agreement.

11. General Provisions

11.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

***Confidential Treatment Requested

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11.2 Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

11.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

11.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

11.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(i) in connection with the transfer or sale of all or substantially all of the business of such party in the Field to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the parties to this Agreement) shall not be included in the intellectual property rights licensed under this Agreement; or

(ii) to an Affiliate; provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate (including that Sequenom shall continue to be bound by the provisions of Sections 3.3(b) and 9.3(d) of this Agreement, notwithstanding such assignment or other transfer to an Affiliate of Sequenom);

so long as, in the case of (i) and (ii), the transferee agrees in writing to be bound by the terms hereof to the same extent as the transferring party.

The rights and obligations of the parties under this Agreement (including, without limitation, Sections 2.1, 3.3(b)(ii) and Section 9.3(d)(i)) shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment or other transfer not in accordance with this Section 11.5 shall be void.

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[…***…].

11.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it and, to the extent of the sublicense under the applicable In-License Agreement, each Upstream Licensor.

11.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

11.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Sequenom, notices must be addressed to:

Sequenom, Inc.

3595 John Hopkins Court

San Diego, California 92121

Attention: Chief Executive Officer

Telephone: (858) 202-9000

Facsimile: (858) 202-9001

If to Optherion, notices must be addressed to:

Optherion, Inc.

555 Long Wharf Drive, 11th Floor

New Haven, Connecticut 06511

Attention: President and CEO

Telephone: (203) 781-0072

Facsimile: (203) 492-0299

with a copy to:

Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, New Jersey 07102

Facsimile: (973) 643-6500

Attn: Ira A. Rosenberg, Esq.

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	32

11.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than payment of amounts due) by reason of any event beyond such party’s reasonable control, including acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. Any delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three-month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 9.3, 9.4 and 9.5. Notwithstanding the foregoing, the parties acknowledge that similar provisions with respect to force majeure are not included in every In-License Agreement and that, to the extent not so provided, the provisions of this Section 11.9 shall not apply.

11.10 Interpretation.

(a) Captions and Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular and Plural; Interpretation of Other Terms. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Use of the word “including” in this Agreement shall be deemed to be followed by the phrase “without limitation” or like expression and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement.

(c) Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

Sequenom-Optherion License Agreement – Confidential	33

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

11.11 Counterparts; PDF and Facsimile. This Agreement may be executed in two counterparts, each of which shall be deemed an original document, and both of which, together with this writing, shall be deemed one instrument. This Agreement may be executed and delivered by PDF electronic or facsimile and upon such delivery the PDF electronic of facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Remainder of this page intentionally left blank.]

Sequenom-Optherion License Agreement – Confidential	34

IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AGREEMENT as of the Effective Date.

OPTHERION, INC.		SEQUENOM, INC.

By:	/s/ Colin J. Foster	By:	/s/ Harry F. Hixson, Jr., Ph.D.
Name:	Colin J. Foster	Name:	Harry F. Hixson, Jr., Ph.D.
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

SIGNATURE PAGE TO LICENSE AGREEMENT

SEQUENOM-OPTHERION LICENSE AGREEMENT – CONFIDENTIAL

SCHEDULE 1

[…***…] Patents

All patent rights represented by or issuing from:

(a) the United States and foreign issued patents and patent applications listed below;

(b) all patent applications filed in any jurisdiction corresponding to or claiming priority from the patents and/or patent applications referred to in the foregoing clause (a);

(c) all divisionals and continuations of the patent applications referred to in the foregoing clauses (a) and (b);

(d) all patents issuing from the patent applications referred to in the foregoing clauses (a), (b) and (c);

(e) all reissues, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals and supplementary protection certificates of the patents and/or patent applications referred to in the foregoing clauses (a), (b), (c) and (d); and

(f) all foreign counterparts of the patents and patent applications referred to in the foregoing clauses (a), (b), (c), (d) and (e).

Docket No.	Application No.	Country	Filing Date	Title	Status
[...***...]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	36

SCHEDULE 2

[…***…] Patents

(a) the United States and foreign issued patents and patent applications listed below;

(b) all patent applications filed in any jurisdiction corresponding to or claiming priority from the patents and/or patent applications referred to in the foregoing clause (a);

(c) all divisionals, continuations and continuations-in-part (to the extent owned or co-owned and controlled by any of […***…]) of the patent applications referred to in the foregoing clauses (a) and (b);

(d) all patents issuing from the patent applications referred to in the foregoing clauses (a), (b) and (c);

(e) all reissues, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals and supplementary protection certificates of the patent and/or patent applications referred to in the foregoing clauses (a), (b), (c) and (d); and

(f) all foreign counterparts of the patents and patent applications referred to in the foregoing clauses (a), (b), (c), (d) and (e).

Country	Type	Serial Number Publication Number	Filing Date	Status	UNIVERSITY CASE NUMBER
[...***...]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	37

SCHEDULE 3

[…***…] Patents

All intellectual property rights represented by or issuing from:

(a) the United States and foreign issued patents and patent applications listed below;

(b) all patent applications filed in any jurisdiction corresponding to or claiming priority from the patents and/or patent applications referred to in the foregoing clause (a);

(c) all divisionals and continuations of the patent applications referred to in the foregoing clauses (a) and (b);

(d) continuations-in-part of the patent applications referred to in the foregoing clauses (a), (b) and (c) but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed below, and such claims in any patents issuing from such continuation-in-part applications;

(e) all patents issuing from the patent applications referred to in the foregoing clauses (a), (b), (c) and (d);

(f) all reissues, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals and supplementary protection certificates of the patent and/or patent applications referred to in the foregoing clauses (a), (b), (c), (d) and (e); and

(g) all foreign counterparts of the patents and patent applications referred to in the foregoing clauses (a), (b), (c), (d), (e) and (f).

DOCKET #	SERIAL NO.	FILED	TITLE (INVENTORS)	CASE STATUS/ACTION DUE	COMMENTS
[...***...]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	38

SCHEDULE 4

[…***…] Patents

A. […***…] PATENT RIGHTS:

All intellectual property rights represented by or issuing from:

(a) the United States and foreign issued patents and patent applications listed in section 1 below;

(b) the invention disclosures listed in section 1 below and any patents and patent applications that are filed or issue therefrom, except for those listed section 2 below;

(c) all patent applications filed in any jurisdiction corresponding to or claiming priority from the patents and/or patent applications referred to in the foregoing Sections (a) and (b), except for those listed in section 2 below;

(d) all divisionals, continuations and continuations-in-part of the patent applications referred to in the foregoing Sections (a), (b) and (c), except for those listed in section 2 below;

(e) all patents issuing from the patent applications referred to in the foregoing Sections (a), (b), (c) and (d), except for those listed in section 2 below;

(f) all reissues, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals, amendments and supplementary protection certificates of the patent and/or patent applications referred to in the foregoing Sections (a) through (e), except for those listed in section 2 below; and

(g) all foreign counterparts of the patents and patent applications referred to in the foregoing Sections (a) through (f), except for those listed in section 2 below.

Section 1. The following patents and patent applications shall constitute […***…] Patent Rights

Docket No.	Application No.	Country	Filing Date	Title	Status
[...***...]

Section 2. The following patents and patent applications shall be excluded from […***…] Patent Rights

Docket No.	Application No.	Country	Filing Date	Title	Status
[...***...]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	39

B. […***…] PATENT RIGHTS:

All intellectual property rights represented by or issuing from:

(a) the United States and foreign issued patents and patent applications listed below;

(b) the invention disclosures listed below and any patents and patent applications that are filed or issue therefrom;

(c) all patent applications filed in any jurisdiction corresponding to or claiming priority from the patents and/or patent applications referred to in the foregoing Sections (a) and (b);

(d) all divisionals, continuations and continuations-in-part of the patent applications referred to in the foregoing Sections (a), (b) and (c);

(e) all patents issuing from the patent applications referred to in the foregoing Sections (a), (b), (c) and (d);

(f) all reissues, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals, amendments and supplementary protection certificates of the patent and/or patent applications referred to in the foregoing Sections (a) through (e); and

(g) all foreign counterparts of the patents and patent applications referred to in the foregoing Sections (a) through (f)

Docket No.	Application No.	Country	Filing Date	Title	Status
[...***...]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	40

SCHEDULE 5

[…***…] Patents

All intellectual property rights represented by or issuing from:

(a) the United States and foreign issued patents and patent applications listed in section 1 below;

(b) the invention disclosures listed in section 1 below and any patents and patent applications that are filed or issue therefrom, except for those listed in section 2 below;

(c) all patent applications filed in any jurisdiction corresponding to or claiming priority from the patents and/or patent applications referred to in the foregoing Sections (a) and (b), except for those listed in section 2 below;

(d) all divisionals, continuations and continuations-in-part of the patent applications referred to in the foregoing Sections (a), (b) and (c), except for those listed in section 2 below;

(e) all patents issuing from the patent applications referred to in the foregoing Sections (a), (b), (c) and (d), except for those listed in section 2 below;

(f) all reissues, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals, amendments and supplementary protection certificates of the patent and/or patent applications referred to in the foregoing Sections (a) through (e), except for those listed in section 2 below; and

(g) all foreign counterparts of the patents and patent applications referred to in the foregoing Sections (a) through (f), except for those listed in section 2 below.

Section 1. The following patents and patent applications shall constitute […***…] Patent Rights

Docket No.	Application No.	Country	Filing Date	Title	Status
[...***...]

Section 2. The following patents and patent applications shall be excluded from […***…] Patent Rights

Docket No.	Application No.	Country	Filing Date	Title	Status
[...***...]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	41

SCHEDULE 6

Milestones and Royalty Payments Under […***…] Agreement

The following milestone and royalty payments are payable in consideration of the sublicense granted under the […***…] Patents.

Part 1: Development, Patents and Cumulative Sales Milestones

Milestone Event	Milestone Payment
1. […***…]	US$[…***…]
2. […***…]	US$[…***…]
3. […***…]	US$[…***…]
4. […***…]	US$[…***…]
5. First time that cumulative gross revenue of a Licensed Product is at least US$[…***…]	US$[…***…]
6. First time that cumulative gross revenue of a Licensed Product is at least US$[…***…]	US$[…***…]
7. First time that cumulative gross revenue of a Licensed Product is at least US$[…***…]	US$[…***…]

Each of the above milestone payments shall be

•	payable only once for the first achievement of such milestone event, regardless of how many times such milestone event is achieved.

•	due to Optherion within […***…] following the first occurrence of each milestone event.

Part 2: Royalty payable by Sequenom to Optherion under Section 4 allocated to […***…] Patents […***…] percent ([…***…]%) of Net Sales

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	42

Attachment A to Schedule 6

[…***…]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	43

SCHEDULE 7

Milestones and Royalty Payments Under

[…***…] Agreement

The following milestone and royalty payments are payable in consideration of the sublicense granted under the […***…] Patents.

Part 1: Development, Patents and Cumulative Sales Milestones

Milestone Event	Milestone Payment
1. [...***...]	US$[…***…]
2. [...***...]	US$[…***…]
3. [...***...]	US$[…***…]

Each of the above milestone payments shall be

•	payable only once for the first achievement of such milestone event, regardless of how many times such milestone event is achieved.

•	due to Optherion within […***…] following the first occurrence of each milestone event.

Part 2: Royalty payable by Sequenom to Optherion under Section 4 allocated to […***…] Patents

[…***…] percent ([…***…]%) of Net Sales

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	44

SCHEDULE 8

Milestones and Royalty Payments Under

[…***…] Agreement

The following milestone and royalty payments are payable in consideration of the sublicense granted under the […***…] Patents.

Part 1: Development, Patents and Cumulative Sales Milestones

Milestone Event	Milestone Payment
1. […***…]	US$[…***…]
2. […***…]	US$[…***…]
3. […***…]	US$[…***…]
4. […***…]	US$[…***…]
5. First time that cumulative gross revenue of a Licensed Product is at least US$[…***…]	US$[…***…]
6. First time that cumulative gross revenue of a Licensed Product is at least US$[…***…]	US$[…***…]
7. First time that cumulative gross revenue of a Licensed Product is at least US$[…***…]	US$[…***…]

Each of the above milestone payments shall be

•	payable only once for the first achievement of such milestone event, regardless of how many times such milestone event is achieved.

•	due to Optherion within […***…] following the first occurrence of each of the milestone event.

Part 2: Royalty payable by Sequenom to Optherion under Section 4 allocated to […***…] Patents

[…***…] percent ([…***…]%) of Net Sales

Notes:

[…***…]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	45

Attachment B to Schedule 8

Claim Set

[…***…]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	46

SCHEDULE 9

Milestones and Royalty Payments Under

[…***…] Agreement

The following milestone and royalty payments are payable in consideration of the sublicense granted under the […***…] Patents.

Part 1: Development, Patents and Cumulative Sales Milestones

Milestone Event	Milestone Payment
1. […***…]	US$[…***…]
2. […***…]	US$[…***…]
3. […***…]	US$[…***…]
4. First achievement of annual Net Sales of at least US$[…***…] of a Licensed Product	US$[…***…]
5. First achievement annual Net Sales of at least US$[…***…] of a Licensed Product	US$[…***…]

Each of the above milestone payments shall be

•	payable only once for the first achievement of such milestone event, regardless of how many times such milestone event is achieved.

•	due to Optherion within […***…] following the first occurrence of each milestone event (except as specifically provided above).

[…***…]

Part 2: Royalty payable by Sequenom to Optherion under Section 4 allocated to […***…] Patents

[…***…] percent ([…***…]%) of Net Sales

[…***…]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	47

SCHEDULE 10

Milestones and Royalty Payments Under

[…***…] Agreement

The following milestone and royalty payments are payable in consideration of the sublicense granted under the […***…] Patents.

Part 1. Development, Patents and Cumulative Sales Milestones

Milestone Event	Milestone Payment
1. Upfront Payment	US$[…***…]
2. Past Patent Cost Reimbursement	US$[…***…]
3. […***…]	US$[…***…]
4. […***…]	US$[…***…]

Each of the above milestone payments shall be

•	payable only once for the first achievement of such milestone event, regardless of how many times such milestone event is achieved.

•	due to Optherion within […***…] following the first occurrence of each milestone event (except that the Upfront Payment and Past Patents Reimbursement are due on the Effective Date of this Agreement).

[…***…]

Part 2: Royalty payable by Sequenom to Optherion under Section 4 allocated to […***…] Patents

[…***…] percent ([…***…]%) of Net Sales […***…]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	48

SCHEDULE 11

[…***…]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	49

SCHEDULE 12

[…***…]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	50

SCHEDULE 13

OPTHERION AFFILIATES

None

Sequenom-Optherion License Agreement – Confidential	51

SCHEDULE 14

SEQUENOM AFFILIATES

Sequenom Center for Molecular Medicine

Sequenom-Optherion License Agreement – Confidential	52

SCHEDULE 15

List of Technology Materials to be transferred:

Document	Description	File name
[…***…]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	53

SCHEDULE 16

Optherion, […***…], hereby sets forth the following patent documents:

Serial No./ Patent No.	Country	Title	Assignee	Filing Date
[…***…]

***Confidential Treatment Requested

Sequenom-Optherion License Agreement – Confidential	54